Exhibit 10.1

COMMERCIAL VEHICLE GROUP, INC.

2012 BONUS PLAN

Formula for Participants

BONUS = Salary x BF1 x BF2 x BF3

Bonus Factor 1 (“BF1” or “Target Factor”) = the factor awarded to participants in the plan (as a percent of base salary).

Bonus Factor 2 (“BF2” or “The Company Factor”) is based on EBITDA, a non-GAAP financial measure calculated by adding interest, taxes, depreciation and amortization to net income, and adjusted by the Compensation Committee of the Board of Directors to eliminate the effects of gains and losses on forward exchange contracts and other gains and losses or extraordinary income or expense not foreseen at the time the 2012 Bonus Plan was established. The Compensation Committee of the Board of Directors reserves the right to review, modify and approve the final adjusted EBITDA calculation as it relates to the 2012 Bonus Plan for the sole purpose of ensuring that the bonus payments are calculated with the same intentions for which the targets have been established for the current year.

The target level payment is based on the Company’s business plan for the current year and would result in a 100% payout. The minimum threshold level for a payout under the 2012 Bonus Plan is based on the minimum acceptable performance of the Company resulting in a 50% payout. The maximum potential payout under the 2012 Bonus Plan is set at 150% payout. Payments below the minimum threshold or above the maximum potential payout are considered discretionary and are subject to specific review and approval of the Compensation Committee of the Board of Directors.

Bonus Factor 3 (“BF3” or “The Individual Factor”) consists of a mix of measures specific to each participant’s responsibilities and to reflect the results necessary for continued growth and the Company’s short and long-term objectives. Objectives for each position are assigned annually and tie to the individual performance of each participant with respect to their specific responsibilities in support of the overall company goals, including but not limited to: (1) cash flow, (2) operating and cost reduction initiatives, (3) strategic initiatives, (4) product development and (5) revenue growth. Such measures are important to the company’s immediate and long-term objectives, require a significant effort on the individual’s part and support the operating and financial targets for the 2012 business plan within each participant’s functional area. The Compensation Committee of the Board of Directors reserves the right to review, modify and approve, at its sole discretion, all BF3 percentages for plan participants.

The Compensation Committee of the Board of Directors further reserves the right, at its sole discretion, to review and modify the formula and factors discussed above when determining specific 2012 bonus payments under the 2012 Bonus Plan to ensure the awards are derived with the same intention for which the targets and thresholds have been established for the current year.